Exhibit 10.29

No:

3e Network Technology Company Limited

Confidentiality and Non-Competition Agreement

Employee Name:

Signing Date:

Signing Location: Room 701-702, Block A, Sun Yat-sen University Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China

Confidentiality and Non-Competition Agreement

Parties to the Agreement:

Party A: 3e Network Technology Company Limited, a company duly registered and existing under the laws of the People’s Republic of China, with its office located at Room 701-702, Block A, Sun Yat-sen University Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China (hereinafter referred to as “Party A”);

and

Party B: [Name of Party B], a citizen of [Country], with ID card/passport number [ID/Passport Number] and residing at [Address] (hereinafter referred to as “Party B”).

Whereas:

Party A and Party B have established a labor or service relationship. Party B may have the opportunity to access Party A’s Confidential Information (as defined in Article I(2) herein) and that of its affiliates (as defined in Article I(1) herein) during the course of employment. Both Party A and Party B acknowledge that any unauthorized disclosure, use, or disposal of Confidential Information will be detrimental to Party A’s business and may result in serious and far-reaching damages and losses to Party A.

Based on the mutual understanding described above, Party A and Party B, in the spirit of equality and mutual consent, hereby enter into this Confidentiality and Non-Competition Agreement (the “Agreement”) to outline the matters concerning the preservation of Party A’s Confidential Information by Party B during the term of Party B’s employment and to mutually agree to comply with its terms.

I. Definitions

Unless otherwise defined differently in this Agreement or its attachments, the concepts referred to and used in this Agreement and its attachments shall be understood as follows, and specific explanations for each term shall not be provided:

1. Affiliates:

Refers to any domestic or foreign partnership, joint venture, Party A, or other forms of enterprises and/or entities that have one of the following relationships with Party A: direct or indirect control by Party A, direct or indirect control over Party A, or direct or indirect joint control with Party A by a third party.

2. Confidential Information:

This includes but is not limited to any information, whether in oral or written form, complete or partial, original or copy, that is not publicly disclosed or made available by Party A or its Affiliates, such as:

(1) Technical Confidential Information:

Technical solutions, technical specifications, engineering designs, circuit designs, formula designs, manufacturing methods, process flows, improvements, drawings, samples, prototypes, models, molds, databases, systems, programs, operation manuals, experimental data, test results, test reports, technical documents, research and development records, technological development and innovation outcomes, and etc.

(2) Business Confidential Information:

Service details, product information (including but not limited to raw materials, product formulas, components, assembly methods, and any information related to products), operational manuals, lists and information of existing and potential customers, market plans or forecasts, non-public financial information, pricing policies, ongoing and potential business opportunities with Party A or its Affiliates, non-public industry-specific information, marketing strategies (including plans and business strategies), procurement data, supply channels, production and distribution strategies, business contracts or memoranda, business correspondence, tender documents, Party A’s financial status, project names, bid prices, contracting parties, project costs, discounts, current and future business plans, supply networks, and so on.

(3) Management Confidential Information:

Confidential methods, meeting minutes, undisclosed Party A resolutions, undisclosed meeting minutes, training materials, employment information, personnel records, undisclosed policy adjustments, work memos, work reports, facts, documents and progress reports of documents (including this Agreement) that Party A and its affiliates are discussing or negotiating, salary levels, prepared documents for litigation, cases currently under litigation without judgment, and etc.

(4) Confidential Information Related to the Following Intellectual Property:

Proprietary knowledge, proprietary technology, design rights, trademark rights, patent rights, copyrights, computer software, and others.

(5) Other Confidential Information:

Information belonging to third parties but for which Party A has undertaken a confidentiality obligation, matters for which Party A or its Affiliates are obligated to maintain confidentiality in accordance with legal regulations and relevant agreements, information for which Party A has implemented protective measures such as locking and encryption codes, information marked with confidentiality symbols on the medium, and other confidential information verbally or in writing declared and confirmed by both Party A and Party B.

3. Competing Business:

This term encompasses (1) the business that Party A or its Affiliates are currently engaged in or planning to engage in, and (2) any other businesses that are the same, similar, or in competition with the aforementioned business operated by Party A or its Affiliates.

4. Competitor:

Refers to any individual, partnership, joint venture, sole proprietorship, or other entity not associated with Party A or its Affiliates that is involved in a competing business.

5. Resignation Notice Period:

The Resignation Notice Period refers to the duration, regardless of whether it is due to Party A or Party B, commencing from the date when both parties or one party determines and notifies the other party of the intention to terminate or dissolve the employment relationship and concluding on the date when the employment relationship between Party A and Party B is officially terminated or dissolved.

6. Rights Holder:

The term “Rights Holder” as used in this Agreement pertains to Party A, its Affiliates, Party A’s clients, or any third party to whom Party A owes a confidentiality obligation in accordance with the law, and who possesses ownership or usage rights to the Confidential Information.

II. Confidential Content and Scope

1.	All the confidential matters described in the definition section of Article 1 of this Agreement shall be considered as the content and scope of Party B’s confidentiality obligations under this Agreement.

2.	Whenever Party B obtains or becomes aware of any confidential matters as defined in Article 1 during the period of employment by Party A, unless Party A explicitly states that such matters are not confidential, Party B shall voluntarily treat such matters as confidential.

3.	The confidential matters defined in Article 1 of this Agreement include any materials and tools that can reflect the information contained in such matters, regardless of whether they are in written, fax, telephone record, electronic, audio-video, or any other form.

4.	Party B has a strict obligation to adhere to the terms of this Agreement. Party B’s uncertainty or lack of clarity regarding whether certain content or information qualifies as Party A’s Confidential Information shall not serve as an exemption from Party B’s obligations to adhere under this Agreement. When Party B is uncertain about whether specific content or information is considered Party A’s Confidential Information during the period of employment, Party B shall inquire with the relevant departments of Party A and have Party A assess its nature. Until Party B receives a written response from Party A, Party B shall not engage in any activities described in the first clause of Article 3, “Confidentiality Obligations,” without Party A’s permission. Otherwise, it will be deemed a violation of the terms of this Agreement by Party B.

5.	Regardless of whether Party B gains knowledge or awareness through their work convenience or any other means, Party B is obligated to maintain confidentiality regarding Party A’s or Party A’s affiliated companies’ Confidential Information during their employment.

6.	The scope of confidential matters that Party B must observe under this Agreement includes not only those Confidential Information that Party B comes into contact with or becomes aware of after the signing of this Agreement but also those Confidential Information that Party B became aware of since the commencement of employment prior to the signing date of this Agreement.

III. Confidentiality Obligations

1.	During Party B’s employment with Party A, unless Party A provides prior written consent, Party B shall not directly or indirectly engage in the following activities, whether individually or through colleagues, agents, relatives, or any other means, whether on their own behalf or on behalf of any other individual or organization:

(1)	Disclosing, revealing, discussing, or communicating Confidential Information, whether directly or indirectly, to individuals or organizations who do not need to know, are not authorized to know, or are unrelated to the Confidential Information.

(2)	Failing to properly safeguard materials related to Confidential Information, resulting in individuals or organizations unrelated to the Confidential Information gaining knowledge or access to the Confidential Information, or privately carrying or transmitting materials, documents, or other media related to Confidential Information beyond the control of Party A.

(3)	Publishing, disclosing, publishing, teaching, or transferring Confidential Information obtained through their job duties without Party A’s written permission, or making photocopies, prints, duplicates, or copies of Confidential Information without authorization.

(4)	Disclosing, delivering, or providing materials, tools, passwords, codes, or keys used to store or record Confidential Information to individuals or organizations unrelated to the Confidential Information without Party A’s written permission, or collecting or misappropriating materials, tools, passwords, codes, or keys related to storing or recording Confidential Information unrelated to their job duties.

(5)	Establishing, engaging in, participating in, or operating any entity.

(6)	Holding any position or interest within any third party, whether in a competitive business with Party A or not, including but not limited to employees, directors, supervisors, managers, partners, executives, consultants, sales representatives, investors, agents, shareholders, and so forth.

(7)	Providing consulting advice, financial support, or guarantees to entities or individuals directly or indirectly engaged in competing businesses with Party A or its Affiliates.

(8)	Encouraging, lobbying, or approaching, or attempting to encourage, lobby, or approach, any employees of Party A or its Affiliates to terminate their employment relationship with Party A or such affiliates.

(9)	Encouraging, lobbying, or attempting to encourage, lobby, or approach other employees of Party A or its Affiliates to take up employment or participate in consulting activities at entities engaged in competing businesses with Party A or its Affiliates.

(10)	Encouraging, soliciting, or approaching, or attempting to encourage, solicit, or approach any individuals or organizations that are or will be engaged in business dealings with Party A or its affiliates to terminate such business dealings or to induce, solicit, or attempt to induce, solicit, or approach such individuals or organizations to engage in personal transactions and business dealings with Party B.

(11)	Encouraging, lobbying, or approaching, or attempting to encorage, lobby, or approach any individuals or organizations that are or will be negotiating business cooperation with Party A or its affiliates to terminate such negotiations or to induce, solicit, or attempt to induce, solicit, or approach such individuals or organizations to engage in personal transactions and business dealings with Party B.

(12)	Making any statements or disclosing any information that could harm or potentially harm the reputation, honor, and interests of Party A, its Affiliates, and their respective directors and officers.

(13)	Using the advantages of their position or Confidential Information acquired during their employment to secure business opportunities for themselves or others that belong to Party A or its Affiliates, competing with Party A, accepting orders from any of Party A’s customers, or seeking unfair advantages for themselves or any other individuals or organizations.

(14)	Inducing, persuading, or convincing, or attempting to induce, persuade, or convince in any way, or interfering with Party A’s business or attempting to engage in any of the aforementioned actions to make (i) any of Party A’s existing customers become customers of entities or individuals engaged in directly or indirectly competing businesses with Party A or its Affiliates or (ii) any of Party A’s or its Affiliates’ existing customers or suppliers terminate their cooperation with Party A or its affiliates.

(15)	Engaging in any other activities that are the same or similar to the business of Party A or its affiliates.

2.	During Party B’s tenure with Party A, unless otherwise mutually agreed upon in writing, Party B shall adhere to the following obligations:

(1)	If Party B accepts external invitations to deliver speeches, participate in collaborations, or give lectures during the period of employment, Party B shall obtain prior approval from Party A and seek Party A’s input regarding content that may involve Party A’s Confidential Information. Party B shall only use such content after receiving written consent from Party A.

(2)	Party B shall securely maintain all materials, tools, work passwords, and keys related to Confidential Information and shall not provide or disclose them to external parties, regardless of whether Party B obtained these materials, tools, passwords, or keys through work-related activities or otherwise.

(3)	If Party A’s clients request confidentiality, Party B shall adhere to the confidentiality agreements signed between Party A and the clients.

(4)	During Party B’s employment, Party B shall refrain from collecting Confidential Information of Party A unrelated to their job responsibilities and shall consciously avoid accessing Confidential Information not pertinent to their role.

(5)	If Party B becomes aware of a breach of confidentiality or unauthorized access to Confidential Information by unrelated individuals, Party B shall take immediate measures to prevent further breaches and promptly report the incident to Party A.

(6)	Unless otherwise stipulated in writing by Party A or allowed by applicable laws and regulations, Party B shall not be exempt from liability for violating the terms of this Agreement.

(7)	Party B agrees that, to ensure Party A’s effective control over the Confidential Information covered by this Agreement, Party A reserves the right to read, copy, delete, and store all emails, documents, and materials sent or received by Party B within the workplace, regardless of whether such communications and materials are for personal or official use. All such emails, documents, and materials are considered Party A’s assets.

(8)	Throughout Party B’s employment with Party A, Party B shall adhere to any written or unwritten confidentiality rules and regulations established by Party A and fulfill the confidentiality responsibilities associated with their role. In cases where Party A’s confidentiality rules and regulations are silent or unclear, Party B shall exercise due diligence and make necessary and reasonable efforts to maintain the confidentiality of any Confidential Information related to Party A or its Affiliates that becomes known or accessible during the employment period.

(9)	Party B assures that they have not entered into, and will not enter into, any written or verbal contracts conflicting with the terms of this Agreement. In any such circumstances, the provisions of this Agreement shall prevail unless otherwise agreed upon in writing by Party A.

(10)	Upon Party A’s request for the return of all its Confidential Information, Party B shall promptly return all written or tangible Confidential Information, along with descriptions or summaries of such Confidential Information, including but not limited to all documents, materials, copies, photocopies, and extracts containing descriptions or summaries of such Confidential Information.

IV. Ownership of Intellectual Property Rights

1.	During Party B’s tenure with Party A, any intellectual property rights, technical information, business information, technical secrets, or other trade secrets, including but not limited to inventions, utility models, creative works, designs, computer software, technical data, graphics, documents, and source code, generated as a result of Party B’s job responsibilities or primarily utilizing Party A’s or its Affiliates’ resources, equipment (including, but not limited to, material assets, technical information, hardware and software facilities, office spaces, machinery, and business-related information), or during Party B’s working hours, shall be considered work-related and shall be deemed owned by Party A or its Affiliates.

(1)	Party A or its Affiliates are entitled to freely use the intellectual property rights, technical information, business information, technical secrets, or other trade secrets described in clause 1 above within their business scope for production, operation, or third-party transfers. Party B shall provide all necessary information and take all required actions, including application, registration, and documentation, to assist Party A in obtaining and exercising the related intellectual property rights upon Party A’s request.

(2)	Party B shall maintain the confidentiality of such works, technical information, or other business information as part of Party A’s confidential matters both before and after Party A or its affiliates become the rightful owners of the intellectual property rights, technical information, business information, technical secrets, or other business secret information mentioned in the previous clause 1. Party B shall not be liable for any losses or damages resulting from Party A’s or its affiliates’ use of such works, technical information, or other business information.

(3)	Party B shall not publish or disclose, without prior written consent from Party A, any content related to commercial and technical information, inventions, research outcomes, or work documents obtained during the course of Party B’s employment.

(4)	Party B shall promptly inform Party A in writing of any works, intellectual property rights, technical information, or other business information completed during Party B’s employment with Party A that are unrelated to Party A’s business and for which Party B claims sole ownership of the intellectual property rights. Upon Party A’s verification that such works, technical information, or other business information indeed constitute non-work-related achievements, Party A agrees that Party B holds the intellectual property rights. Otherwise, any work, technical information, or other business information completed or partially completed during the employment period that Party B has not declared shall be presumed to be work-related achievements, and all relevant rights shall be vested in Party A.

V. Agreement Duration

1. This agreement shall remain in effect from the date of its signing until 2 years after the termination or cessation of the labor or service relationship between Party A and Party B.

2. The termination or cessation of the labor or service relationship referred to in the previous clause includes any reason that results in the discontinuation of the labor or service relationship, regardless of whether such reason is caused by either party or both.

VI. Notice Period for Resignation

1. During the notice period for the termination or cessation of the labor contract and after Party B’s departure, Party A has the right to require Party B to:

(1)	Not enter the premises of Party A or its Affiliates or any property owned by Party A;

(2)	Vacate any office within Party A or its Affiliates;

(3)	Cease the performance of duties associated with the original job title;

(4)	Return to Party A all documents and materials, including copies, containing Confidential Information belonging to Party A and/or its Affiliates;

(5)	Refrain from contacting or attempting to contact any customers, suppliers, agents, professional advisors, brokers, or banks of Party A or its Affiliates.

2. If Party A requests Party B in writing to undertake any of the aforementioned actions, it shall not be considered as negligence or incompetence in performing duties.

3. Unless there are exceptional circumstances, the labor or service relationship and its termination/cessation date during the notice period for separation shall not be affected.

4. Party B’s salary and benefits during the notice period for resignation shall remain unchanged.

5. Upon the dissolution or termination of Party B’s employment relationship with Party A, all documents, materials, charts, notes, reports, letters, faxes, tapes, disks, instruments, and any other forms of media and their copies in Party B’s possession or control that contain Party A’s Confidential Information shall be returned to Party A.

VII. Territorial Scope of Confidentiality

Party B acknowledges that it shall adhere to the confidentiality obligations as stipulated in this Agreement in any geographical region during the period of its employment with Party A. Party B shall not request to exempt itself from the confidentiality obligations specified in this Agreement on the grounds that the geographical area lacks the capability or does not establish an actual competitive relationship with Party A.

VIII. Breach of Contract Liability

1. During Party B’s employment with Party A, if Party B violates the obligations stipulated in this Agreement, Party A may demand that Party B pays an amount equivalent to 24 times Party B’s monthly salary/remuneration (Party B’s total income received from Party A in the same month when this Agreement was signed) as liquidated damages. If Party B violates the obligations under this Agreement after the termination of employment and before the expiration of the confidentiality period, Party A has the right to require Party B to pay an amount equivalent to 24 times the average monthly income Party B received during the period of employment as liquidated damages.

2. If the liquidated damages mentioned in the preceding paragraph are insufficient to compensate for Party A’s losses, Party B shall further compensate Party A for its losses. Party A’s losses include, but are not limited to: business opportunities lost by Party A due to Party B’s breach of contract; all revenue gained by Party B due to the breach of contract; litigation costs, investigation costs, attorney’s fees, transportation costs, and other expenses incurred by Party A to protect its rights against Party B or relevant third parties.

3. Party B shall not use any technical secrets or other commercial secret information belonging to others while performing Party B’s duties at Party A, nor shall Party B engage in any activities that may infringe upon the intellectual property rights of others. If Party B commits the aforementioned acts without authorization, resulting in Party A facing allegations of infringement by third parties, Party B shall be liable for all losses incurred by Party A as a result, including but not limited to the compensation costs that Party A needs to pay to third parties due to such acts, as well as Party A’s expenses related to addressing third-party allegations, including litigation costs, investigation costs, attorney’s fees, and transportation costs. The aforementioned expenses and compensation may be deducted from Party B’s salary/remuneration.

4. Any violation of this Agreement by Party B during Party B’s employment with Party A is considered a serious breach of Party A’s labor discipline and regulations. Party A has the right to terminate Party B’s labor contract or labor service contract in accordance with the regulations or relevant laws and regulations, and Party B shall be responsible for the breach of contract as described in the preceding paragraphs 1 and 2, as well as the liability for compensation.

(1)	At any time (regardless of whether Party B leaves the job or not), Party B shall not attempt to obtain or acquire Party A’s Confidential Information, which Party B should not know or cannot know in the course of performing Party B’s job, through theft, enticement, coercion, or any other improper means. Otherwise, Party B shall pay liquidated damages and compensate Party A for its losses as stipulated in paragraphs 1 and 2 of this Article. If this constitutes a crime, Party B shall be subject to legal action by judicial authorities.

IX. Termination and Cancellation of the Agreement

1.	The parties agree that this Agreement shall be automatically terminated or canceled in the event of any of the following circumstances:

(1)	Expiration of the confidentiality period;

(2)	Declaration of declassification by Party A;

(3)	Public disclosure of Party A’s Confidential Information.

2.	During Party B’s employment with Party A, Party A may terminate this Agreement at any time by providing Party B with written notice at least 5 working days in advance, without being obligated to pay any economic compensation to Party B.

X. Information Carriers

1.	Party B agrees that all carriers containing Party A’s Confidential Information held or kept by Party B shall be the property of Party A, regardless of whether these confidential matters have commercial value. The aforementioned carriers include, but are not limited to, equipment, CD-ROMs, disks, tapes, notebooks, files, memoranda, reports, case records, samples, account books, letters, lists, software programs, videotapes, slides, or any other written or graphic records. Party B shall deliver these carriers to Party A upon separation from service or upon Party A’s request.

2.	If the aforementioned carriers are provided by Party B and the Confidential Information can be removed or copied from the carriers, Party A has the right to request Party B to copy the Confidential Information onto other carriers owned by Party A and remove the Confidential Information from the original carriers at any time. Otherwise, it shall be deemed that Party B has agreed to transfer ownership of these carriers to Party A. Party A reserves the right not to return these carriers and is not obligated to compensate Party B for the economic value of these carriers.

XI. Representations and Commitments

1.	Party B confirms and commits that the following address is Party B’s true and valid address: [ ]. Any documents, notices, or communications sent by Party A and its affiliates to this address shall be considered as effectively delivered to Party B and shall be deemed to have been received on the third day following the date of sending. In cases where such communication leads to difficulties in contact between the parties, the employee shall take responsibility. If Party B changes the above-mentioned address, Party B shall promptly and in writing notify Party A; otherwise, Party B shall bear any resulting losses.

2.	Neither party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party.

3.	Both parties agree that the non-competition restrictions specified in this Agreement, including their content, scope, obligations, geographic scope, and duration, are fair and reasonable. These provisions are necessary to protect Party A and its affiliates in fully utilizing their Confidential Information for their business operations.

4.	Both parties agree to enforce this Agreement to the maximum extent allowed by law. The invalidity, illegality, or unenforceability of any part of this Agreement shall not affect or diminish the validity, legality, and enforceability of the remaining parts of this Agreement.

5.	Party B’s confidentiality obligations under this Agreement are obligations that Party B, as an employee of Party A, is obligated to fulfill. Party A is not required to pay any confidentiality fees to Party B. Party B agrees that, under no circumstances, shall Party B be in violation of its confidentiality obligations due to Party A’s failure to pay confidentiality fees.

XII. Other

1.	This Agreement constitutes the entire agreement between the two parties on the subject matter and supersedes all previous written and oral agreements and understandings between the two parties on the subject matter of this Agreement. For matters not covered in this Agreement, reference shall be made to separate labor contracts or service contracts signed by both parties. In the absence of other written agreements, the relevant laws and regulations of mainland China shall apply.

2.	The headings of each article of this agreement are for convenience of reading only and shall not be used for the interpretation of specific content. The specific content of the contract terms shall be determined by the specific provisions of the articles.

3.	This Agreement is executed in two copies and shall have equal legal effect. Party A and Party B shall each retain one copy.

4.	This Agreement shall become effective upon being signed or sealed by both parties and may not be supplemented or modified without the written agreement of both parties.

In witness whereof, this Agreement has been duly signed by the authorized representative of Party A and personally by Party B on the date indicated in the first part of this Agreement.

Party A: [3e Network Technology Company Limited] (Seal)

Date:

Party B:

Signature:

Date: